Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease, Inc.

Announces Common Stock Dividend for First Quarter 2016

New York, New York, December 29, 2015 – Global Net Lease, Inc. (“GNL”) (NYSE: GNL) announced today that, pursuant to the prior authorization of its board of directors, GNL intends to pay monthly dividends at an annualized rate of $0.71 per share or $0.1775 per share on a quarterly basis. Dividends will be paid on a monthly basis to stockholders of record at the close of business on the 8th day of each month, payable on the 15th day of such month, in each case, unless such date is a non-business day.

Accordingly, on January 15, 2016, February 15, 2016 and March 15, 2016, GNL will pay a dividend of $0.059166667 per share to stockholders of record at the close of business on January 8, 2016, February 8, 2016 and March 8, 2016, respectively.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL’s Annual Report on Form 10-K filed on April 3, 2015. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts

Media Inquiries:	Investor Inquiries:
Tim Cifelli President DDCworks tcifelli@ddcworks.com Ph: (484) 342-3600	Matthew Furbish Director Investor & Public Relations mfurbish@globalnetlease.com Ph: (212-415-6500)	Scott J. Bowman Chief Executive Officer and President Global Net Lease, Inc. sbowman@globalnetlease.com Ph: (212-415-6500)